Exhibit 10.2
AMENDMENT NO. 1 TO THE
NOBLE ENERGY, INC.
DEFERRED COMPENSATION PLAN

THIS AMENDMENT, made and executed by NOBLE ENERGY, INC., a Delaware corporation (the “Company”),
WITNESSETH THAT:
WHEREAS, the Company heretofore established the Noble Energy, Inc. Deferred Compensation Plan, formerly known as the Noble Affiliates, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”), for the purpose of providing deferred compensation for a select group of management or highly compensated employees of the Company and its participating affiliates; and
WHEREAS, effective as of January 1, 2008, the Company amended the Deferred Compensation Plan to separate the portion of the Deferred Compensation Plan that applies to amounts deferred and vested prior to January 1, 2005 (such portion is still known as the Noble Energy, Inc. Deferred Compensation Plan and is intended to remain exempt from the requirements of Internal Revenue Code section 409A as a grandfathered plan) from the portion of the Deferred Compensation Plan that applies to amounts deferred or vested after December 31, 2004 (such portion is now known as the Noble Energy, Inc. 2005 Deferred Compensation Plan), and to make certain changes to the Noble Energy, Inc. 2005 Deferred Compensation Plan designed to comply with the requirements of Internal Revenue Code section 409A; and
WHEREAS, the Company now desires to amend the Noble Energy, Inc. Deferred Compensation Plan effective as of January 1, 2014, to add to its existing notional investment measure in accordance with Treas. Reg. § 1.409A-6(a)(4)(iv);
NOW, THEREFORE, in consideration of the premises and pursuant to the provisions of Section 10.1 thereof, the portion of the Deferred Compensation Plan still known as the Noble Energy, Inc. Deferred Compensation Plan as in effect on December 31, 2013 (the “Plan”), is hereby amended in the following respects only:
FIRST: Section 3.1 of the Plan is hereby amended by restatement its entirety to read as follows:
3.1    Participant Deferral Accounts. Solely for recordkeeping purposes one or more Participant Deferral Accounts (segregated based on form and timing of payout) shall be maintained for each Participant and shall be credited with the Participant’s deferrals directed to each Account at the time such amounts would otherwise have been paid to the Participant. Amounts credited to a Participant’s Participant Deferral Account shall be fully vested at all times and prior to January 1, 2014, shall be deemed to be credited with notional earnings at the Crediting Rate from the date credited to the Account through the earlier of the Valuation Date or December 31, 2013. The amounts credited to a Participant’s Participant Deferral Account after December 31, 2013, shall be deemed to be credited with notional earnings either at the Crediting Rate, or at the Participant’s election, in accordance with other investment directions given by the Participant in accordance with Section 3.5, through the Valuation Date.
SECOND: Section 3.2 of the Plan is hereby amended by restatement in its entirety to read as follows:
3.2    Employer Qualified Plan Credit Accounts. For each Plan Year in which the Participant makes a deferral under this Plan, the Participant’s Employer Qualified Plan Credit Account shall be credited with an amount equal the maximum Employer matching contributions that would have been provided to the Participant under the Qualified Plan had the Participant’s elected deferral under the Qualified Plan been contributed to the Qualified Plan without regard to the Statutory Limitations. The Employer Qualified Plan Credit for each Plan Year shall be reduced by the amount of Employer matching contributions, if any, actually credited to the Participant under the Qualified Plan for such Plan Year. The Employer Qualified Plan Credit shall be credited to the Participant’s Employer Qualified Plan Credit Account as soon as is practicable but in no event later than the first day of the Plan Year following the Plan Year for which the Employer matching contribution was or would have been made under the Qualified Plan. Amounts credited to a Participant’s Employer Qualified Plan Credit Account shall vest at the time and under the conditions such amounts would have vested under the Qualified Plan had such contributions been made to the Qualified Plan, and prior to January 1, 2014, shall be deemed to be credited with notional earnings at the Crediting Rate from the date credited to the Account through the earlier of the Valuation Date or December 31, 2013. The amounts credited to a Participant’s Employer Qualified Plan Credit Account after December 31, 2013, shall be deemed to be credited with notional earnings either at the Crediting Rate, or at the Participant’s election, in accordance with other investment directions given by the Participant in accordance with Section 3.5, through the Valuation Date. Notwithstanding the foregoing, upon a Change in Control, all amounts credited to the Participant’s Employer Qualified Plan Credit Account (including notional earnings thereon) shall be fully vested.

THIRD: Article 3 of the Plan is hereby amended by adding to the end thereof a new Section to read as follows:
3.5    Post-2013 Account Adjustments. Effective after December 31, 2013, and subject to such conditions, limitations and procedures as the Administrator may prescribe from time to time for the accounting purposes of this Plan, a Participant may elect, in lieu of having the amounts credited to such Participant’s Accounts adjusted to reflect the Crediting Rate, to have such amounts adjusted thereafter to reflect the investment results that would be attributable to the hypothetical investment of such credited amounts in accordance with investment directions given by such Participant. The investment directions given and the hypothetical investments made pursuant to this Section 3.5 are fictional devices established solely for the accounting purposes of this Plan, and shall not require any Employer to make any actual investment or otherwise set aside or earmark any asset for the purposes of this Plan.

FOURTH: Section 4.1 of the Plan is hereby amended by restatement in its entirety to read as follows:
4.1    Retirement Benefit. In the event of the Participant’s Retirement, the Participant shall be entitled to receive an amount equal to the total balance of the Participant’s Accounts credited with notional earnings as provided in Article 3 through the Valuation Date. The benefit payable pursuant to this Section 4.1 shall be paid in a single lump sum unless the Participant has made an effective election to have the benefit paid in annual installments over a period of not more than fifteen (15) years as specified by the Participant in such election. An installment distribution will be paid in annual installments determined each year by dividing the then undistributed total balance of the Participant's Accounts, as adjusted on each December 31 during the installment period for notional earnings as provided in Article 3, by the number of remaining installments to be paid to or with respect to such Participant. The benefit payable to a Participant pursuant to this Section 4.1 shall be paid or commence being paid, as the case may be, on the Settlement Date following his or her Retirement unless such Participant has made an effective election to defer such payment or commencement of payments to January of one of the following five (5) Plan Years. For the purposes of this Section 4.1, an installment distribution or deferred payment election (and any subsequent revocation thereof or change with respect thereto) shall be made by a Participant on a form prescribed by and filed with (or as directed by) the Administrator; provided, however, that no such election, revocation or change shall become effective for the purposes of the Plan unless the Participant completes thirteen (13) months of continuous employment with the Employers after the date of filing such election with (or as directed by) the Administrator.

IN WITNESS WHEREOF, this Amendment has been executed by Noble Energy, Inc. on this 20th day of December, 2013, to be effective as of January 1, 2014; provided, however, that if any provision hereof is determined to be a “material modification” that would cause the portion of the Deferred Compensation Plan still known as the Noble Energy, Inc. Deferred Compensation Plan to lose its status as a grandfathered plan exempt from Internal Revenue Code section 409A, such provision shall be void and of no effect.

NOBLE ENERGY, INC.

By:	/s/ Charles D. Davidson
Title:	Chairman & Chief Executive Officer

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